Exhibit 99.1
Mannatech Reports Fourth Quarter 2016 Financial Results

(COPPELL, Texas) March 14, 2017 - Mannatech, Incorporated (NASDAQ: MTEX), a global health and wellness company committed to transforming lives to make a better world, today announced financial results for its fourth quarter and year end 2016.

Quarter End Results

Fourth quarter net sales for 2016 were $42.6 million, a decrease of $2.7 million, or 6.0%, as compared to $45.3 million in the fourth quarter of 2015. Income (loss) from operations decreased to ($0.2) million for the fourth quarter 2016, from $2.8 million in the same period in 2015. Net income (loss) was ($1.1) million, or ($0.42) per diluted share, for the fourth quarter 2016, as compared to $1.5 million, or $0.56 per diluted share, for the fourth quarter 2015.

For the three months ended December 31, 2016, Mannatech’s operations outside of North America accounted for approximately 62.0% of Mannatech’s consolidated net sales.

For the three months ended December 31, 2016, sales for North America and South America ("the Americas") decreased by $2.4 million, or 12.9%, to $16.2 million, as compared to $18.6 million for the same period in 2015. In constant dollars (a non-GAAP financial measure), fourth quarter 2016 net sales would have been $0.1 million higher, or $16.3 million.

For the three months ended December 31, 2016, Asia/Pacific net sales decreased by $0.1 million, or 0.4%, to $23.0 million, as compared to $23.1 million for the same period in 2015. Net sales comparisons for the fourth quarter were affected by the impact of fluctuations in foreign currency exchange rates. In constant dollars (a non-GAAP financial measure), fourth quarter 2016 net sales would have been $0.6 million lower, or $22.4 million. The currency impact was primarily due to the appreciation of the Japanese Yen.

For the three months ended December 31, 2016, net sales for Europe, the Middle East and Africa (“EMEA”) decreased by $0.2 million, or 5.6%, to $3.4 million, as compared to $3.6 million for the same period in 2015. In constant dollars (a non-GAAP financial measure), net sales for the fourth quarter 2016 would have been the same at $3.4 million.

As a result of fewer sales, gross profit decreased by $2.0 million to $34.3 million for the three months ended December 31, 2016, as compared to $36.3 million for the same period in 2015.

Commissions as a percentage of net sales were 39.3% for the three months ending December 31, 2016 compared to 39.9% for the same period in the prior year. Incentive costs increased for the three months ended December 31, 2016 by $0.9 million, to $1.5 million, as compared to $0.6 million for the same period in 2015. These increases are attributed to operations in the United States and South Korea, where more associates qualified for incentives.

For the three months ended December 31, 2016, overall selling and administrative expenses increased by $0.9 million to $9.0 million, as compared to $8.1 million for the same period in 2015. The increase in selling and administrative expenses consisted primarily of a $0.2 million increase in contract labor costs, a $0.3 million increase in marketing costs, and a $0.3 million increase in payroll related costs. For the three months ended December 31, 2016, other operating costs increased by $0.6 million to $6.9 million, as compared to $6.3 million for the same period in 2015. The increase in other operating costs was primarily due to legal and consulting fees.

The approximate number of new and continuing independent associate and member positions held by individuals in Mannatech’s network and associated with purchases of our packs or products as of December 31, 2016 and 2015 were approximately 222,000 and 219,000, respectively. Recruiting increased 21.0% in the fourth quarter of 2016 as compared to the fourth quarter of 2015. The number of new independent associate and member positions in the company’s network for the fourth quarter of 2016 was approximately 25,900 as compared to 21,400 in 2015.

Year End Results

Overall net sales remained the same at $180.3 million for the years ended December 31, 2016 and December 31, 2015. During 2016, fluctuations in foreign currency exchange rates had an overall unfavorable impact on our net sales. In constant dollars (a non-GAAP financial measure), net sales for the year ending December 31, 2016 grew by $1.7 million, compared to 2015. Net income (loss) for 2016 was ($0.6) million, or ($0.22) per diluted share, as compared to $5.8 million, or $2.14 per diluted share, for 2015.

For the year ended December 31, 2016, Mannatech’s operations outside of North America accounted for approximately 61.1% of Mannatech’s consolidated net sales whereas in the same period in 2015, our operations outside of North America accounted for 59.3% of our consolidated net sales.

For the year ended December 31, 2016, sales for the Americas decreased by $3.1 million, or 4.2%, to $70.2 million as compared to $73.3 million for the same period in 2015. In constant dollars (a non-GAAP financial measure), net sales for the year would have been $0.3 million higher, or $70.5 million. The currency impact was primarily due to the depreciation of the Mexican Peso.

For the year ended December 31, 2016, Asia/Pacific sales increased by $4.8 million, or 5.3%, to $96.2 million as compared to $91.4 million for the same period in 2015. In constant dollars (a non-GAAP financial measure), net sales for the year would have been $0.1 million lower, or $96.1 million.

For the year ended December 31, 2016, EMEA sales decreased by $1.7 million, or 10.9%, to $13.9 million as compared to $15.6 million for the same period in 2015. In constant dollars (a non-GAAP financial measure), net sales for the year would have been $1.5 million higher, or $15.4 million. The currency impact was primarily due to the depreciation of the South African Rand and British Pound.

For the year ended December 31, 2016, gross profit decreased by $2.4 million, or 1.7%, to $143.7 million, as compared to $146.2 million for the same period in 2015. The decline in gross profit percentage was primarily due to promotional discounting, increases in transportation costs, and negative effects of foreign exchange.

Commissions as a percentage of net sales were 39.1% for the year ending December 31, 2016 compared to 39.0% for the same period in the prior year. Incentive costs increased for the year ended December 31, 2016 by 37%, or $1 million, to $3.7 million, as compared to $2.7 million for the same period in 2015. These increases are attributed to operations in the United States and South Korea, where more associates qualified for incentives.

For the year ended December 31, 2016, overall selling and administrative expenses increased by $2.7 million to $37.2 million, as compared to $34.5 million for the same period in 2015. The increase in selling and administrative expenses consisted primarily of a $0.5 million increase in warehouse costs, a $0.5 million increase in contract labor costs, a $0.4 million increase in marketing costs, and a $1.2 million increase in payroll related costs as some non-recurring reductions in payroll costs were offset by the cost of additional employees.

For the year ended December 31, 2016, other operating costs increased by $4.9 million to $29.7 million, as compared to $24.8 million for the same period in 2015. The increase in other operating costs was primarily due to a $2.5 million increase in legal and consulting fees as we continue to explore expansion in new markets, transform our supply chain and defend our patents, a $1.2 million increase in travel and entertainment costs attributed to events for our independent associates and travel to Columbia and China for new market launches, a $1.0 million increase in miscellaneous administrative costs such as research and development, accounting fees and bad debt, and a $0.4 million abandonment charge of internally developed back office software, partially offset by a $0.2 million decrease in office expenses.

As of December 31, 2016, our cash and cash equivalents decreased by 10.3%, or $3.3 million, to $28.7 million from $32.0 million as of December 31, 2015. Cash provided by operating activities decreased by $4.4 million for the year ended December 31, 2016 compared to the same period in 2015 as a result of increases in operating expenditures such as our new brand introduction, exploring expansion into new markets, support for new market launches, and inventory purchases. For the year ended December 31, 2016, we invested approximately $1.6 million in back-office software projects, approximately $0.6 million in leasehold improvements in various international offices and training centers, and approximately $0.1 in office furniture and equipment. For the year ended December 31, 2016, we repaid $1.6 million in capital lease obligations, we paid $0.7 million in dividends to shareholders, and we repurchased $0.3 million in common stock.

Non-GAAP Measures

In addition to results presented in accordance with GAAP, this press release and related tables include certain non-GAAP financial measures, including a presentation of constant dollar measures. We disclose operating results that have been adjusted to exclude the impact of changes due to the translation of foreign currencies into U.S. dollars, including changes in: Net Sales, Gross Profit, and Income from Operations.

We believe that these non-GAAP financial measures provide useful information to investors because they are an indicator of the strength and performance of ongoing business operations. The constant currency figures are financial measures used by management to provide investors an additional perspective on trends. Although we believe the non-GAAP financial measures enhance investors’ understanding of our business and performance, these non-GAAP financial measures should not be considered an exclusive alternative to accompanying GAAP financial measures. Please see the accompanying table entitled "Non-GAAP Financial Measures" for a reconciliation of these non-GAAP financial measures.

Conference Call

Mannatech will host a conference call to discuss the quarter’s results with investors on Wednesday, March 15, 2017 at 9 a.m. CST, 10 a.m. EST. The live call will be webcast and can be accessed on Mannatech’s website at http://ir.mannatech.com.

For those unable to listen to the live broadcast, a replay will be available shortly after the call. The toll-free replay number is (855) 859-2056 (International (404) 537-3406); the Conference ID to access the call is 79265685.

Individuals interested in Mannatech’s products or in exploring its business opportunity can learn more at Mannatech.com.

MANNATECH, INCORPORATED AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share information)

	December 31, 2016	December 31, 2015
ASSETS
Cash and cash equivalents	$28,687	$31,994
Restricted cash	1,510	1,511
Accounts receivable, net of allowance of $463 and $261 in 2016 and 2015, respectively	298	369
Income tax receivable	1,587	4
Inventories, net	11,961	9,199
Prepaid expenses and other current assets	3,483	2,905
Deferred commissions	3,229	3,443
Deferred tax assets, net	7	460
Total current assets	50,762	49,885
Property and equipment, net	3,611	3,848
Construction in progress	1,012	839
Long-term restricted cash	6,429	6,586
Other assets	4,013	3,759
Long-term deferred tax assets, net	5,361	3,725
Total assets	$71,188	$68,642
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current portion of capital leases	$357	$447
Accounts payable	5,223	2,683
Accrued expenses	5,605	6,221
Commissions and incentives payable	8,799	6,818
Taxes payable	1,040	736
Current deferred tax liability	—	84
Current notes payable	801	713
Deferred revenue	8,156	8,677
Total current liabilities	29,981	26,379
Capital leases, excluding current portion	261	612
Long-term deferred tax liabilities	29	24
Long-term notes payable	567	1,069
Other long-term liabilities	1,465	1,994
Total liabilities	32,303	30,078
Commitments and contingencies
Shareholders’ equity:
Preferred stock, $0.01 par value, 1,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.0001 par value, 99,000,000 shares authorized, 2,758,275 shares issued and 2,688,790 shares outstanding as of December 31, 2016 and 2,773,972 shares issued and 2,682,078 shares outstanding as of December 31, 2015	—	—
Additional paid-in capital	38,190	40,494
Retained earnings	7,331	8,589
Accumulated other comprehensive income	1,834	686
Treasury stock, at average cost, 69,485 shares as of December 31, 2016 and 91,894 shares as of December 31, 2015, respectively	(8,470)	(11,205)
Total shareholders’ equity	38,885	38,564
Total liabilities and shareholders’ equity	$71,188	$68,642

MANNATECH, INCORPORATED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share information)

	For the years ended December 31,
	2016	2015
Net sales	$180,304	$180,267
Cost of sales	36,564	34,102
Gross profit	143,740	146,165
Operating expenses:
Commissions and incentives	74,215	72,956
Selling and administrative expenses	37,180	34,458
Depreciation and amortization	1,898	1,793
Other operating costs	29,749	24,814
Total operating expenses	143,042	134,021
Income from operations	698	12,144
Interest income	174	210
Other expense, net	(1,827)	(4,155)
Income (Loss) before income taxes	(955)	8,199
Income tax benefit (provision)	369	(2,360)
Net income (loss)	$(586)	$5,839
Earnings per common share:
Basic	$(0.22)	$2.18
Diluted	$(0.22)	$2.14
Weighted-average common shares outstanding:
Basic	2,688	2,680
Diluted	2,688	2,728

Non-GAAP Financial Measures

To supplement our financial results presented in accordance with generally accepted accounting principles in the United States (“GAAP”), we disclose operating results that have been adjusted to exclude the impact of changes due to the translation of foreign currencies into U.S. dollars, including changes in: Net Sales, Gross Profit, and Income from Operations. We refer to these adjusted financial measures as constant dollar items, which are non-GAAP financial measures. We believe these measures provide investors an additional perspective on trends. To exclude the impact of changes due to the translation of foreign currencies into U.S. dollars, we calculate current year results and prior year results at a constant exchange rate, which is the prior year’s rate. Currency impact is determined as the difference between actual growth rates and constant currency growth rates.

Three Month Period:	12/31/2016		12/31/2015	Constant $ Change
	GAAP Measure: Total $	Non-GAAP Measure: Constant $	GAAP Measure: Total $	Dollar	Percent
Net sales	$42.6	$42.2	$45.3	$(3.1)	(6.8)%
Product	35.0	34.6	37.2	(2.6)	(7.0)%
Pack	6.5	6.4	6.8	(0.4)	(5.9)%
Other	1.1	1.2	1.3	(0.1)	(7.7)%
Gross profit	34.3	33.9	36.3	(2.4)	(6.6)%
Income from operations	$(0.2)	$(0.4)	$2.8	$(3.2)	(114.3)%

Twelve Month Period:	12/31/2016		12/31/2015	Constant $ Change
	GAAP Measure: Total $	Non-GAAP Measure: Constant $	GAAP Measure: Total $	Dollar	Percent
Net sales	$180.3	$182.0	$180.3	$1.7	0.9%
Product	148.6	149.9	143.1	6.8	4.8%
Pack	26.7	27.1	31.7	(4.6)	(14.5)%
Other	5.0	5.1	5.5	(0.4)	(7.3)%
Gross profit	143.7	144.8	146.2	(1.4)	(1.0)%
Income from operations	$0.7	$0.6	$12.1	$(11.5)	(95.0)%

The approximate number of new and continuing positions held by independent associates and members who purchased our packs or products during the twelve months ended December 31 was as follows:

	2016		2015
New	103,000	46.4%	96,000	43.8%
Continuing	119,000	53.6%	123,000	56.2%
Total	222,000	100.0%	219,000	100.0%

About Mannatech

Mannatech, Incorporated offers a full body wellness experience through its global network of independent associates and members. With more than 20 years of experience and operations in more than 25 countries, Mannatech is committed to transforming lives. For more information, visit Mannatech.com.

Please Note: This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by use of phrases or terminology such as “may,” “will,” “should,” “could,” “would,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “approximates,” “predicts,” “projects,” “potential,” and “continues” or other similar words or the negative of such terminology. Similarly, descriptions of Mannatech’s objectives, strategies, plans, goals or targets contained herein are also considered forward-looking statements. This release should be read in conjunction with all of its filings with the United States Securities and Exchange Commission and Mannatech cautions its readers that these forward-looking statements are subject to certain events, risks, uncertainties, and other factors. Some of these factors include, among others, Mannatech’s inability to attract and retain associates and members, increases in competition, litigation, regulatory changes, and its planned growth into new international markets. Although Mannatech believes that the expectations, statements, and assumptions reflected in these forward-looking statements are reasonable, it cautions readers to always consider all of the risk factors and any other cautionary statements carefully in evaluating each forward-looking statement in this release, as well as those set forth in its latest Annual Report on Form 10-K, and other filings filed with the United States Securities and Exchange Commission, including its current reports on Form 8-K. All of the forward-looking statements contained herein speak only as of the date of this release.

###

Contact Information:
Donna Giordano
Manager, Executive Office Administration
972-471-6512
ir@mannatech.com
www.mannatech.com